Exhibit 10.19

MASTER COMMERCIALIZATION AGREEMENT

This Master Commercialization Agreement is between ECARX (Hubei) Technology Co., Ltd., Registry. No. 91420100MA4KRD7T7G, a limited liability company organized and existing under the laws of China (“Purchaser”), and Volvo Car Services 10 AB, reg. no. 559307-9485, a corporation organized and existing under the laws of Sweden (“Supplier”).

BACKGROUND

A.	Supplier is a company established and controlled by Volvo Car Corporation for the purpose of developing a common operating system for infotainment, linked to the Android open-source platform. This Agreement provides a contractual framework under which Purchaser may purchase software licenses and thereto related services from Supplier.

1.	DEFINITIONS

The following words and phrases will have the meanings set forth below where used in this Agreement with initial capital letters and any other agreements attached and incorporated by reference. All capitalized terms in singular in the list of definitions shall have the same meaning in plural and vice versa.

Front page definitions. The terms Purchaser and Supplier shall have the meaning as set out on the first page of this Agreement.

Agreement means this agreement including all Appendixes.

Affiliate means (i) in relation to Purchaser, ECARX Holdings Inc. and any corporation, partnership, joint venture or other entity which ECARX Holdings Inc. controls, and (ii) in relation to Supplier, Supplier and any corporation, partnership, joint venture or other entity which Supplier controls; and control means the possession, directly or indirectly, of more than fifty (50) per cent of the voting rights or other equity interests of any other person; or the power to appoint or remove a majority of the members of the board of directors or other governing body of any other person, or the power to cause the direction of management of any other person; or otherwise the actual control of any other person through the ownership, by contract, trustee or otherwise.

Background IP means any IP Rights of either Party relating to the inventions, trade secrets, copyrights, know-how, designs, information, data, processes, methods, techniques, drawings, component board models, layouts, schematics, diagrams, functional blocks, cells, design rules, simulation models, software, test protocols, methods and patterns and other technology either existing prior to the Effective Date or developed outside of this Agreement.

Common OS means the common operating system for commercial infotainment solutions, linked to the Android open-source platform.

Common OS Feature Toggle means to toggle off a complete Common OS component, which is replaced by a corresponding OEM component and used with the Software.

Confidential Information means any non-public information of a disclosing party including, but not limited to, the existence, content and subject matter of this Agreement, products, components, Source Code provided by or on behalf of Supplier, technical data, specifications, designs, drawings, algorithms, formulas, methodologies, rules and procedures, know-how, suppliers, financial information, contracts, product plans, business plans, business methods, business data, customers, market information, and marketing or competitive analysis.

Copyleft License means the Mozilla Public License v2.0, GNU General Public License v2.0 or v3.0, or any license that requires, as a condition of use, modification, and/or distribution of materials licensed under such a license to be: (a) licensed under its original license; (b) disclosed or distributed in Source Code form; or (c) distributed at no charge.

Core Code means any Source Code or object code or other code comparable therewith of the Common OS that the Supplier, in its sole discretion, has defined and classified as components of the Common OS.

Customer means an OEM manufacturer of automotive road vehicle to which Purchaser resells licenses to the Software.

Customizations means any modifications made to or in relation to the Software, Common OS or Core Code by or on behalf of the Purchaser, with or without using a software development kit provided by Supplier, in order to be able to meet specific requirements of a Customer, Vehicle, or for any other reason.

Documentation means all of Supplier’s user, technical, support and system administrator documentation, marketing materials, and installation, training, upgrade and service manuals related to the Software.

Effective Date means the date on which this Agreement is signed by the last Party to sign it (as indicated by the date associated with that Party’s signature).

Force Majeure Event shall have the meaning set forth in section 16.1.

Included Third-Party Software shall have the meaning set forth in section 13.1.

IP Rights means any patent, patented articles, patent applications, designs, industrial designs, copyrights, software, source code, algorithms, database rights, moral rights, inventions whether or not capable of protection by patent or registration, techniques, technical data, trade secrets, know-how, and any other proprietary right, whether registered or unregistered, including applications and registrations thereof, all related and continuing rights, and all similar or equivalent forms of protection anywhere in the world.

License Fee means the fees payable for the Software ordered under this Agreement, which will be based on the standard pricelist determined by the Supplier updated on an annual basis to be in compliance with applicable tax legislation, including but not limited to the principle of “arm’s length distance”.

Linked Third-Party Software shall have the meaning set forth in section 13.2.

Order means a purchase order, statement of work, order form or other document (whether electronic or printed) for the delivery of Software and/or Services issued by Purchaser and accepted by Supplier that sets forth the agreed details and specifications for the delivery of the ordered Software and/or Services. Such Order shall be deemed executed under this Agreement, irrespective of whether or not the Order includes a reference to this Agreement.

Parties means Purchaser and Supplier and Party means either Purchaser or Supplier.

Purchase Targets means the Purchaser’s purchase targets set out in Appendix B.

Reserved Customers means customers designing, producing, or manufacturing Volvo Cars or Polestar branded vehicles, or other vehicles developed by or for Volvo Cars.

Software means the Common OS with adaptations made for a specific automotive road vehicle platform (including any Upgrades thereof) that: i) has been approved for commercialization by duly authorised persons/functions within Supplier and, thereafter; ii) has been ordered by Purchaser under an Order.

Services means the services to be provided by Supplier under this Agreement.

SHA means the shareholders agreement between Volvo Car Corporation and ECARX Technology Limited regarding the Supplier, entered into on or around the same date as the Effective Date.

Source Code means the human readable software code and related technology, including, without limitation, any related materials (such as programmer’s notes).

Support and Maintenance Services means the services and Upgrades listed in Appendix A and any other additional Upgrades or services that Supplier may decide to provide from time to time. When deciding what additional Upgrades and services will be provided as part of the Support and Maintenance Services, Supplier will consider input received from Purchaser and Supplier’s other customers and will strive to include requests if Supplier deems it beneficial for the complete business.

Upgrades means any updates, upgrades, fixes, patches, revisions, functional additions, modifications, enhancements, new versions and releases of the Software.

Vehicle means a finished automotive road vehicle produced by or on behalf of a Customer.

2.	Contractual documents

2.1	This Agreement consists of the following documents:

(a)	This Master Commercialization Agreement signed by the Parties;

(b)	Specification for Support and Maintenance Services; Appendix A;

(c)	Purchase Targets; Appendix B; and

(d)	Orders executed by the Parties.

2.2	In the event of any inconsistencies between the terms of the documents listed above, the documents shall take precedence in the order set forth above.

3.	SOFTWARE ORDERS

3.1	This Agreement does not in itself constitute a binding undertaking from Purchaser to purchase any Software or Supplier to sell any Software. Software is purchased through Order(s) issued by Purchaser and accepted by Supplier. Thus, in order to initiate the development or purchase an existing version of the Common OS for a specific automotive road vehicle platform an Order needs to be executed by the Parties.

3.2	In addition to the agreed details and specifications for the delivery of the ordered Software and/or Services, a Software Order must contain the following:

(a)	A compensation mechanism for unique development costs (see Section 9.3.1);

(b)	A list of Linked Third-Party Software and Included Third-Party Software, if any (see Section 13.1 and 13.2); and

(c)	A list of functionality in relation to which certification support shall be provided (see last bullet point in Appendix A)

4.	Grant of licenses

4.1	Subject to the terms and conditions of this Agreement in combination with a duly signed Order, Supplier hereby grants to Purchaser, during the term of this Agreement, a worldwide, non-exclusive, non-transferable, irrevocable (except as expressly provided herein), royalty-bearing right and license under all Supplier IP Rights applicable to the Software owned or licensable by Supplier:

(a)	To promote, distribute, offer to license, import, market, combine with or into the Vehicles and distribute licenses to the Software, either standalone or as bundled in an infotainment solution, and to sub-licence the Software for the use of the Customer;

(b)	To create Customizations using the software development kit portion of the Software, and any Source Code made available to Purchaser by Supplier in its sole discretion.

(c)	To use the Software free of charge in order to: (i) internally test, evaluate and perform validation and verification; (ii) perform integration and development efforts; (iii) provide demonstrations to prospective Customers; (iv) train Purchaser personnel and authorized representatives on the use of Software; and (v) provide support to Customers;

(d)	To make copies of, and derivative works from (including rebranding), all Documentation for the sole purpose of marketing to, and the training of, Customers; and

(e)	To sublicense the rights set forth in this Section to Purchaser Affiliates.

5.	CUSTOMIZATIONS AND INTELLECTUAL PROPERTY

5.1	Any Customizations made by or on behalf of Purchaser, must follow all rules and directions set by Supplier. In the event Purchaser can demonstrate that any rules and directions set by Supplier are objectively unreasonable, the Parties undertake to conduct good faith discussions to aim to resolve the issue.

5.2	Ownership rights to Customizations will be offered by Purchaser to Supplier, without unreasonable delay after creation, for Supplier to acquire ownership rights (including IP Rights) and thereby will form part of the Core Code, thereto on commercial terms that are in compliance with applicable tax legislation, including but not limited to the principle of “arm’s length distance”. If Supplier accepts to acquire such ownership rights (including IP Rights), Purchaser will, subject to due commercial payment by Supplier, perform all acts that Supplier may reasonably request to assist Supplier in obtaining the full rights and title to said ownership rights (including IP Rights).

5.3	Any Customizations classified by Supplier as Core Code, cannot be used in commercial deliveries or otherwise commercialized unless included in official releases approved by Supplier in writing.

5.4	Customizations that do not form part of Core Code or Common OS will be owned by the relevant developing Party. If the Parties jointly created such non-Core Code or non-Common OS Customizations, then the Parties will jointly own equal shares in such jointly developed Customizations. The Supplier will not have any liability towards the Purchaser or any third parties, including any Customers, for any Customizations that do not form part of Core Code and Common OS.

5.5	Notwithstanding Section 4, Purchaser shall not cause any component of the Software or Supplier IP Rights to be subject to the terms or conditions of a Copyleft License.

5.6	Title to all Background IP and Confidential Information provided from one Party to the other hereunder, and all associated IP Rights thereto, is retained by the owner and its applicable licensors (if any).

5.7	No rights or licenses are granted or implied to any Party by this Agreement under any IP Rights other than as expressly set forth herein. No provision of this Agreement shall be interpreted to limit or otherwise restrict a Party’s right to use its own Background IP.

6.	PERFORMANCE OF Services

6.1	Services shall be performed in a professional and workmanlike manner and in compliance with any other requirements set forth in this Agreement. Supplier’s way of working with its customers (including agile methodology) will be discussed and consulted with Purchaser, provided that if Purchaser objects to such way of working in a timely manner, Supplier’s board of directors will ultimately decide which way of working shall be applied..

6.2	The Parties shall set up an appropriate discussion forum to facilitate the co-operation relating to the Services and Software, where requests for changes and other strategic, tactical and operational issues can be discussed and evaluated.

6.3	Support and Maintenance Services are included in the License Fees for each Software until the end of serial production of all Vehicles in which the relevant Software is installed plus two years thereafter or until two major official Android version updates (i.e. an update from e.g. version 1 to 2 or version P to Q) have been provided by Supplier, whichever comes first. After this period of time, Purchaser may request to continue to purchase Support and Maintenance Services for the relevant Software through an Order (such Order subject to acceptance by Supplier). The applicable fees for such extended Support and Maintenance Services will be based on the standard pricelist set by Supplier. A prerequisite for receiving Support and Maintenance Services, is that the Purchaser secures sufficient rights and licenses from Linked Third-Party Software suppliers in accordance with Section 13.2 (this can e.g. include relevant SOC (system on chip) suppliers).

6.4	Support and Maintenance Services are only provided by Supplier in relation to Purchaser itself and not to any of Purchaser’s customers. Support and Maintenance Services are not provided in relation to Customizations that do not form part of the Core Code or Common OS (including Common OS Feature Toggles), Purchaser is solely liable for such Customizations and to, inter alia, ensure that they are compatible with the Software.

6.5	In order to receive Support and Maintenance Services from Supplier, Purchaser must ensure that Upgrades provided by Supplier are either installed in or made available for download in all Vehicles/hardware in which the Software is installed. Purchaser acknowledges that Upgrades provided by Supplier may lead to increased hardware performance requirements for the Software; the fulfillment of all such hardware performance requirements being the responsibility of Purchaser. Upon Purchaser’s request, Supplier will provide a recommendation on hardware performance (e.g. GPU, CPU and memory requirements).

7.	Delays

7.1	The Parties agree that all deliveries hereunder will be performed in accordance with any agreed time schedule as set forth in the relevant Order, or as otherwise agreed by the Parties in writing. If Supplier becomes aware of any delays or risk of any delays in its deliveries hereunder, Supplier must notify Purchaser thereof immediately in writing and also indicate the reasons and anticipated duration for such actual or risked delay. Furthermore, Supplier shall create and maintain a recovery plan.

7.2	A delay occurs when the Software is completed later, or a delivery occurs later than the date, on which it should have been completed according to the agreed time schedule as set forth in the relevant Order or as otherwise agreed upon by the Parties in writing, provided that and to the extent such delay is not caused by Purchaser or any other party for which Purchaser is responsible.

7.3	Subject to Section 11 below, Supplier shall be liable for all losses or damages incurred by Purchaser and its Affiliates resulting from Supplier’s delay.

8.	reseller rights

8.1	Appointment. Supplier hereby appoints Purchaser as a global reseller of licenses to the Software, either standalone or as bundled in an infotainment solution, and grants Purchaser the right to, in turn, appoint any of its Affiliates as resellers to market and sell licenses to the Software, as described above, to Customers. Any such Affiliates granted the right to resell the Software shall enter into a written agreement with Purchaser that is at least as protective of Supplier’s rights as this Agreement. Purchaser will be responsible for all acts and omissions by the resellers it appoints as if they were the acts or omissions of the Purchaser.

8.2	Exclusive Reseller. The appointment of Purchaser as global reseller of licenses to the Software pursuant to Section 8.1 above shall be on an exclusive basis during the period of (i) five (5) years from the date of this Agreement, or (ii) until any one of the conditions set out in Section 8.6 no longer is fulfilled (whichever period is shorter) (the “Exclusivity Period”). Supplier agrees during the Exclusivity Period not to appoint other resellers for the Software. However, Supplier reserves the right to directly sell Software to Reserved Customers.

8.3	Reserved Customers. During the Exclusivity Period, Purchaser will not make active sales of the Software to Reserved Customers unless expressly agreed otherwise by Supplier.

8.4	Exclusive Purchase. During the Exclusivity Period, Purchaser will purchase Software, or any products which compete with the Software, only from Supplier, and will not resell or produce or promote any products which compete with the Software. This undertaking shall become effective when the Software has been fully commercialized and ready for delivery, provided also that Purchaser may need to honour certain purchasing commitments entered into prior thereto, if any, but will use its commercial best efforts to re-direct such purchasing requirements to Supplier without undue delay.

8.5	Purchase Targets. Purchaser will use its commercial best efforts to meet the Purchase Targets for the Software. Failure to meet the Purchase Targets will not constitute a material breach of this Agreement, provided that Purchaser has made good faith commercial best efforts to meet the Purchase Targets.

8.6	Conditions for Exclusivity. Supplier may, at its sole discretion, re-appoint Purchaser as a non-exclusive reseller of licenses to the Software (and thus remove the exclusive reseller right provided under Section 8.2) prior to the expiration of the Exclusivity Period, if:

(a)	Purchaser does not perform in accordance with any of the Purchase Targets (insofar such non-performance is not a result of Supplier’s refusal to accept Orders placed in accordance with this Agreement);

(b)	the SHA is terminated; or

(c)	Purchaser breaches Section 8.3 or Section 8.4.

9.	FEES AND PAYMENT

9.1	General

9.1.1	The License Fees and other fees to be paid under this Agreement are exclusive of Taxes (as defined below). With the exception of any net income taxes on Supplier, Purchaser shall be responsible, and pay for any taxes, charges, levies, duties, or other fees, including value added taxes, withholding taxes and other similar taxes and charges (collectively, "Taxes"), if any, which may be asserted against Supplier or Purchaser by any governmental entity with respect to or arising out of the Services and Software provided to Purchaser or Purchaser’s use thereof. If any Taxes are so asserted, Purchaser agrees to pay Supplier that amount (the “Compensatory Amount”), if any, which ensures that Supplier receives the same amount, as if none of the abovementioned Taxes had been deducted, withheld or paid for. The Compensatory Amount will be added to the agreed fees and invoiced together therewith.

9.1.2	Correctly addressed invoices shall be paid within 45 days from receipt thereof. Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on the one month applicable STIBOR rate, with an addition of two per cent (2.0%) per annum.

9.2	Invoicing procedure for Service fees

9.2.1	Unless otherwise agreed in writing, Services performed on a time and material basis shall be invoiced monthly in arrears and fixed-fee Services shall be invoiced upon completion/delivery of the Services. Each invoice shall include information specifying the Services provided and the relevant purchase order number (if applicable).

9.3	Invoicing procedure for License Fees

9.3.1	In consideration for the provision of the Software and the licenses and rights granted to Purchaser under this Agreement, Purchaser will pay the License Fees to Supplier. The License Fees will become payable upon completion of the production of each Vehicle in which the Software is installed or, if the Software is installed in hardware sold by Purchaser, upon the sale of each such hardware in which the Software is installed. Unless otherwise agreed in an Order, Supplier is not entitled to any payment for the development or provision of the Software other than the License Fee. However, if the License Fees and other agreed potential compensation paid by Purchaser does not cover the unique development costs for adaptations of the Commons OS made for the relevant automotive road vehicle platform, Supplier shall be entitled to be compensated for such unique development costs. The details for such compensation will be decided in conjunction with each Order. The License Fees are non-refundable and irrevocable.

9.3.2	Within thirty (30) days after the end of each calendar month following the start of production of the Vehicles in which the Software will be installed, Purchaser shall electronically submit a written report to Supplier, which report shall be e-mailed to such e-mail address as specified by Supplier to Purchaser in writing. Each report shall specify the number of finished Vehicles and/or sold hardware (as applicable) in which the Software has been installed, in a manner appropriate for the price model agreed under this Agreement, during the relevant calendar month and contain a resulting calculation of License Fees payable to Supplier. Said report shall be submitted by Purchaser to Supplier even if License Fees payable are zero.

9.3.3	Supplier shall after receipt of Purchaser's report (each report respectively) issue an invoice for the License Fees due based on said report. Supplier shall electronically submit such invoice to Purchaser by e-mail to such e-mail address as specified by Purchaser to Supplier in writing.

9.3.4	Purchaser and its Affiliates (where relevant) shall keep, in all material aspects, true, complete, accurate and consistent records containing regular entries relating to the production of each Vehicle and/or sale of hardware (as applicable) in which the Software is installed and for which License Fees are reportable and payable hereunder and other information necessary for Supplier to validate that License Fees haven been reported accurately.

9.3.5	The records referred to in Section 9.3.4 shall, for a period of seven (7) years following the year, to which they pertain, be ready for inspection and examination during normal business hours, at least once annually, to duly authorized accountants appointed by Supplier. Any such accountants shall, subject to entering into a confidentiality undertaking acceptable to both Parties, be entitled to make copies and extracts of such records. Fees and expenses incurred in connection with inspections shall be borne by Supplier. If an inspection, however, discloses that License Fees reportable and payable exceed License Fees actually paid by three per cent (3%) or more for any three-month reporting period, then, in addition to paying the difference, Purchaser shall reimburse the reasonable direct costs incurred by Supplier in connection with such inspection.

10.	Term and termination

10.1	This Agreement shall become effective on the Effective Date and remain in force unless terminated in accordance with this Section 10.

10.2	If either Party is in material breach of this Agreement, then the other Party may, by giving written notice to the other Party, terminate this Agreement for cause, as of the date specified in the notice of termination, provided that the breaching party has failed to cure the breach, if curable, within 30 days after written notice thereof. If the breach is not curable, the other Party may terminate this Agreement without the grace period.

10.3	If a Party should be or become bankrupt or insolvent, the other Party shall have the right to, by giving written notice, terminate this Agreement with immediate effect.

10.4	If a Party is prevented from performing its obligations due to a Force Majeure Event for more than six months, the other Party shall be entitled to terminate this Agreement with immediate effect. Neither Party shall have any liability to the other in respect of the termination of this Agreement as a result of a Force Majeure Event.

10.5	If the SHA is no longer in force between Volvo Car Corporation and ECARX Technology Limited, either Party shall have the right (but not the obligation) to terminate this Agreement at any time by providing the other Party at least six months prior written notice thereof.

10.6	Upon termination of this Agreement, Purchaser, its Affiliates and their respective licensees may, provided all (i) applicable License Fees are duly paid, and (ii) Committed Capital Injections, up to Purchaser’s Maximum Committed Financing Amount, subject to Committed Capital Call Notices (such terms as defined in the SHA) have been duly paid, continue to exercise the rights granted under this Agreement in relation to Vehicles in production or manufactured before the termination to the extent necessary to (i) install and sell the Software in such Vehicles, and (ii) service and repair Software installed in such Vehicles. Other than the aforementioned continued rights, all rights granted under this Agreement should be automatically revoked upon termination of this Agreement.

11.	LIMITATION OF Liability

11.1	Save as set forth in this Section 11, neither Party shall be liable for any indirect loss or damage. If either Party breaches its obligations under this Agreement, the other Party shall be entitled to claim damages for breach of contract subject to the limitation of liabilities set forth in this Section 11.

11.2	The maximum aggregate liability of a Party under this Agreement shall be limited to the highest of (i) the aggregate amount of fees paid or payable under this Agreement during the 12 months prior to the event which is the cause of the first claim hereunder; or (ii) one million Euro.

11.3	No limitation of liability to types of damages nor the maximum liability cap in this Section 11 shall apply with respect to: (i) claims arising under the provisions in Section 12 (Confidentiality and Source Code Protection); (ii) Purchaser´s breach of Section 4 (Grant of Licenses), Section 5 (Customizations and Intellectual Property) and Section 13 (Third Party Software); (iii) claims related to death or bodily injury; and (iv) any losses or damages caused by gross negligence or wilful misconduct.

11.4	The Software is provided “as is” and Supplier makes no warranties or representations, express or implied, in fact or in law, concerning the Software, including, without limitation, any warranties of title, non-infringement, merchantability or fitness for a particular purpose, and including, without limitation, any warranties arising by statute or otherwise at law or from a course of dealing, usage or trade.

12.	Confidentiality and source code protection

12.1	The Parties shall use all reasonable means to preserve the secrecy of Confidential Information and only use it for the purpose of performing its obligations or exercising its rights under this Agreement. Without the other Party’s prior written consent, neither Party shall disclose Confidential Information to a third party, except to the extent necessary for the purpose of performing its obligations or exercising its rights under this Agreement and provided that (i) the third party is bound by confidentiality obligations not less protective than those set out in this Agreement, and (ii) the Party disclosing the Confidential Information to a third party remain fully and completely liable to the other Party for any breach of the confidentiality obligations by such third parties. Notwithstanding the aforementioned, Purchaser may never disclose or provide access to Source Code of the Software to a third party (other than its Affiliates and in such case in compliance with this Section 12) unless Supplier has given its prior written consent thereto.

12.2	Confidential Information shall not include information which (i) is or becomes public through no fault of the receiving Party; (ii) is lawfully obtained from someone other than the disclosing Party that is not under an obligation to the disclosing Party to keep that information confidential; (iii) was already in the possession of the receiving Party prior to the date of disclosure; or (iv) the receiving Party develops independently without use of the Confidential Information.

12.3	The receiving Party may disclose the Confidential Information to comply with any applicable laws, rules or regulations if it notifies the disclosing Party (if so permitted) and takes reasonable and lawful actions to limit the extent of the disclosure.

12.4	On the expiration or termination of this Agreement and if requested by the disclosing Party, the receiving Party shall either return or destroy all materials containing Confidential Information.

12.5	Neither Party may make any public statement regarding this Agreement without the other Party’s written approval.

12.6	This Section 12 and the confidentiality undertakings by the Parties shall remain in force during the term of this Agreement and for five years thereafter. This Agreement does not limit the duration of an obligation under applicable law to protect a trade secret.

13.	THIRD PARTY SOFTWARE

13.1	The Software may contain copyrighted software belonging to third parties (“Included Third-Party Software”). All third-party licensors and suppliers retain all right, title and interest in and to such Included Third-Party Software and all copies thereof, including all copyright and other IP Rights. Purchaser’s use of any Included Third-Party Software shall be subject to, and Purchaser shall comply with, the terms and conditions of this Agreement, and the applicable restrictions and other terms and conditions set forth in any Included Third-Party Software documentation or printed materials, including without limitation an end user license agreement. In the event of incompatible terms between an Included Third-Party Software license and this Agreement as it applies to the Included Third-Party Software, the Included Third-Party Software license will control. A list of Included Third-Party Software shall be provided by the Supplier prior to the delivery of such Included Third-Party Software (e.g. in the relevant Order).

13.2	Furthermore, on the request of the Purchaser and in agreement with the Supplier, the Software may be integrated with certain copyrighted software belonging to third parties that is to be licensed and paid for directly by Purchaser (“Linked Third-Party Software”). Linked Third-Party Software does not constitute part of the Software and the Supplier shall not have any liability towards the Purchaser in relation to Linked Third-Party Software. Any agreed Linked Third-Party Software shall be listed in the Order. Purchaser is responsible for and must secure that Supplier has sufficient rights and appropriate licenses in relation to Linked Third-Party Software in order to make the required integration between the Software and the Linked Third-Party Software as well as to perform any agreed Services in relation thereto.

14.	Volume Forecasts

14.1	The Parties further agree that any estimated or forecasted quantity, volume or value of purchases, whether contained in this Agreement or in any communication between the Parties, shall – unless otherwise explicitly stated in this Agreement – be deemed to be only an estimate or forecast devised for the convenience of the Parties and not a binding volume commitment.

15.	Trademarks

15.1	A Party may not use the other Party’s trademarks or logotypes (whether for advertisement, exhibitions or any other purpose) without the prior written consent of such Party and, if consent is given, strictly in accordance with the explicit instructions and requirements of such Party.

16.	Force majeure

16.1	Except for monetary obligations hereunder, each Party shall be relieved from liability for a failure to perform any of its obligations under this Agreement during such period and to the extent that the due performance is prevented by reason of circumstances beyond the control of such Party, including but not limited to natural disasters, war, government restrictions and embargoes, provided the non-performing Party is without fault and the default or delay could not have been prevented or avoided by reasonable precautions (“Force Majeure Event”).

16.2	A Party wishing to invoke a Force Majeure Event shall give immediate notice to the other Party of the commencement and the cessation of such event. If such Party fails to give notice, the Party shall not be relieved from its obligations to perform due to such Force Majeure Event. Both Parties shall use reasonable endeavours to prevent and reduce the effect of any non-performance of this Agreement caused by a Force Majeure Event.

17.	Environmental matters

17.1	Purchaser strives to strategically implement a “circular economy”, which is why Supplier shall adopt a holistic view of the environmental impact that the Services and Software may have, taking into account the waste hierarchy and the complete life cycle of the Services and Software. Supplier shall take all reasonable steps to protect the environment in compliance with applicable laws, rules and regulations and Purchaser’s reasonable instructions.

17.2	Upon Purchaser’s request, Supplier shall provide Purchaser with a complete sustainability assessment note in substance and form reasonably acceptable to Purchaser.

18.	Data privacy

18.1	The assumption is that neither the Supplier nor Purchaser will be acting as a processor of personal data (as defined in applicable laws and regulations) under this Agreement. However, should Supplier or Purchaser undertake duties where it becomes a processor, the Parties shall prior to that any such duties are performed enter into a data processing agreement in accordance with Volvo Car Corporation’s standard templates for data processing agreements that are in compliance with applicable laws or as otherwise agreed by the Parties.

19.	[Intentionally left blank]

20.	COMPLIANCE WITH LAWS, CODE OF CONDUCT

20.1	Both Parties shall comply with all applicable laws, rules and regulations when performing its obligations or exercising its rights under this Agreement, including procuring and maintaining any relevant licenses, permits and authorisations required to perform the obligations or exercising its rights under this Agreement. Furthermore, Purchaser shall comply with Volvo Cars’ Code of Conduct for Business Partners, available at https://group.volvocars.com/sustainability, or similar principles. Failure by Purchaser to comply with this Section 20.1 shall be deemed a material breach of this Agreement.

21.	GENERAL PROVISIONS

21.1	Notices. All notices and other communications under this Agreement will be in writing and in English and must be delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service at the following addresses (or at such other address as any Party may provide by notice in accordance with this Section 21.1):

If to Purchaser:

ECARX (Hubei) Technology Co., Ltd

Attention:

Email:

If to Supplier:

Volvo Car Services 10 AB

Assar Gabrielssons väg, 418 78, Göteborg

Sweden

All notices and shall be effective upon receipt, which shall be deemed to have occurred:

(a)	at the time and on the date of personal delivery;

(b)	if sent by e-mail, at the time and on the date indicated on a confirmation of receipt relating to such e-mail;

(c)	at the time and on the date of delivery if delivered by courier as confirmed in the records of such courier service; or

(d)	at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation,

in each case provided that such receipt occurred on a business day at the location of receipt. A written notice sent by e-mail will be deemed to have been duly given, only if the recipient has confirmed receipt of such e-mail within three business days calculated from the time of sending such e-mail. An automatic e-mail reply shall not be construed as a confirmation hereunder.

21.2	ISO. Supplier shall use reasonable efforts to obtain and retain a third party certification according to ISO 9001/2 and ISO 14001 standards within a reasonable period of time from the Effective Date.

21.3	Subcontractors. Supplier may use subcontractors for performing its obligations under this Agreement. Supplier is always liable for the acts and/or omissions of its subcontractors and their compliance with Supplier’s obligations under this Agreement.

21.4	Survival. The terms of this Agreement that expressly are to, or by implication ought to, survive, will survive this Agreement.

21.5	No Third Party Beneficiaries. This Agreement does not confer any benefits on any third party.

21.6	No License. Except those licenses expressly granted under this Agreement, all information shall remain the property of its owner and all rights in such information are expressly reserved.

21.7	Announcements. Neither Party may make any public statement regarding this Agreement without the other Party’s written approval.

21.8	Entire agreement. This Agreement states all terms agreed between the Parties and supersedes all other agreements between the Parties relating to its subject matter.

21.9	Amendment and Waiver. No amendment of this Agreement will be effective unless it is in writing and signed by both Parties. A waiver of any default is not a waiver of any later default and will not affect the validity of this Agreement.

21.10	Relationship. The Parties are independent contractors. This Agreement does not create any agency, partnership or joint venture between the Parties.

21.11	Assignment. Neither Party may assign any rights or delegate any obligations under these terms without the other Party’s written consent.

21.12	Severability. Unenforceable terms of this Agreement will be modified to reflect the Parties' intention and only to the extent necessary to make them enforceable. The other terms will remain in effect without change.

21.13	Counterparts. The parties may execute this Agreement in counterparts, including electronic copies, which taken together will constitute one instrument. This Agreement may be executed and delivered by email and upon such delivery the portable document format signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

22.	GOVERNING LAW AND DISPUTE RESOLUTION

22.1	Swedish law, without regard to the conflict of law principles, governs all matters arising out of this Agreement.

22.2	Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration administered by the Arbitration Institute of the Stockholm Chamber of Commerce (the “SCC”). The Rules for Expedited Arbitrations shall apply, unless the SCC in its discretion determines, taking into account the complexity of the case, the amount in dispute and other circumstances, that the Arbitration Rules shall apply. In the latter case, the SCC shall also decide whether the Arbitral Tribunal shall be composed of one or three arbitrators. The seat of arbitration shall be Gothenburg, Sweden and the language to be used shall be English.

22.3	All information disclosed, and all documents submitted or issued by or on behalf of any of the Parties or the arbitrators in any arbitral proceedings, as well as all decisions and awards made or declared in the course of any such proceedings, shall be kept strictly confidential and may not be used for any purpose other than these proceedings or the enforcement of any such decision or award nor be disclosed to any third party without the prior written consent of the Party to which the information relates.

[SIGNATURE PAGE FOLLOWS]

PLACE: Gothenburg, Sweden	PLACE: Gothenburg, Sweden
DATE: 14 September 2021	DATE: 14 September 2021

ECARX (Hubei) Technology Co., Ltd	Volvo Car Services 10 AB

/s/ Shen Ziyu	/s/ Henrik Green
Name: Shen Ziyu	Name: Henrik Green
Title: Legal Representative	Title: Board member

/s/ Sanela Ibrovic
Name: Sanela Ibrovic
Title: Board member

[Signature page ECARX Master Commercialization Agreement]

Appendix A - Specification for Support and Maintenance Services

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Appendix B – Purchase Targets

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